UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FIESTA RESTAURANT GROUP, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP

JCP SINGLE-ASSET PARTNERSHIP, LP

JCP INVESTMENT PARTNERS, LP

JCP INVESTMENT HOLDINGS, LLC

JCP INVESTMENT MANAGEMENT, LLC

JAMES C. PAPPAS

BLR PARTNERS LP

BLRPART, LP

BLRGP INC.

FONDREN MANAGEMENT, LP

FMLP INC.

BRADLEY L. RADOFF

BANDERA MASTER FUND L.P.

BANDERA PARTNERS LLC

GREGORY BYLINSKY

JEFFERSON GRAMM

LAKE TRAIL MANAGED INVESTMENTS LLC

LAKE TRAIL CAPITAL LP

LAKE TRAIL CAPITAL GP LLC

THOMAS W. PURCELL, JR.

JOSHUA E. SCHECHTER

JOHN B. MORLOCK

ALAN VITULI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of JCP’s slate of highly qualified director nominees to the Board of Directors of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 12, 2017, JCP issued the following press release:

JCP ISSUES OPEN LETTER TO CHAIRMAN OF FIESTA RESTAURANT GROUP

Reaffirms Commitment to Seeking Election of Highly Qualified Stockholder Representatives and Experienced Restaurant Operators at Upcoming Annual Meeting

HOUSTON, TX, April 12, 2017 – JCP Investment Management, LLC, together with its affiliates and the other participants in its solicitation (collectively, “JCP” or “we”), collectively one of the largest stockholders of Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ:FRGI), with aggregate ownership of approximately 8.7% of the Company’s outstanding shares, today issued a letter to the Chairman of Fiesta’s Board of Directors. The full text of the letter follows:

April 12, 2017

Fiesta Restaurant Group, Inc.

14800 Landmark Boulevard, Suite 500

Dallas, Texas 75254

Attn: Stacey Rauch, Chairman of the Board

Dear Stacey,

As you know, we own approximately 8.7% of the outstanding shares of Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”), making us the Company’s third largest stockholder. Dating back to August of last year, we have sought to work constructively with Fiesta’s Board of Directors (the “Board”) and management team in an effort to drive stockholder value and improve the Company’s corporate governance. Following the Company’s apparent unwillingness to entertain serious discussions regarding Board refreshment, we nominated a slate of three highly qualified individuals for election to the Board at the upcoming annual meeting that we believe would greatly enhance the Board.

Despite our nomination, we continued to seek an amicable resolution with the Board in an effort to avoid an expensive and time consuming proxy contest. Unfortunately, we do not believe that the Board’s recent offer adequately addresses the shortcomings of the composition of the Board or protects the best interests of the Company’s stockholders.

The driving factor behind our belief is the makeup of the current seven-member Board. Six of the seven incumbent directors have overseen a 60%+ decline in Fiesta’s share price from its 2015 peak, and under their leadership, the Company’s total shareholder returns have been negative over the past one, two and three-year periods. These same directors authorized the expenditure of more than $70 million on the failed expansion of Pollo Tropical into Texas and oversaw a corporate structure with bloated SG&A expenses, including three corporate centers. In addition, the recent performance of the Company is concerning, with transaction counts down 4.5% and 7.3%, respectively, at Taco Cabana and Pollo Tropical in the fourth quarter of 2016.

Furthermore, the Board consists largely of directors with little to no industry operating experience nor any personal investment in Fiesta stock. In fact, Paul E. Twohig, who was just appointed as a director effective February 28, 2017, is the only director who has made an open market purchase of Fiesta shares.1 In addition, we note that three of the seven directors are affiliated with Jefferies, including directors Barry J. Alperin and Brian P. Friedman, who are up for election at the upcoming annual meeting. It should be noted that Jefferies sold its entire position in 2013 after previously owning approximately 28.3% of the Company at the time of its spin-off in 2012.

While we welcome the appointment of Mr. Twohig to the Board, who we believe is independent and brings considerable industry expertise, we do not think his addition alone is sufficient to offset the lack of industry experience and apparent misalignment of interests between the incumbent directors and Fiesta’s stockholders.

As such, we find the Board’s recent offer contemplating the addition of one of our candidates now and a separate individual to be identified by the Board at a later date to be unacceptable given the lack of assurance that the person selected would be mutually agreeable to both parties. In addition, we are unwilling to commit ourselves to a multi-year standstill period given the current classified Board structure because we believe this would effectively serve to further entrench the incumbent directors who have overseen significant destruction of stockholder value.

We strongly believe that any potential agreement must involve the immediate addition of two highly qualified director candidates, who together will bring significant operating experience and an owner’s perspective into the boardroom. We believe that adding such individuals to the Board would remedy the Board’s apparent lack of restaurant expertise and avoid a seemingly unnecessary election contest, which we believe could only benefit the entrenched directors who we do not believe belong on the Board. Therefore, to simplify the choice for stockholders at the upcoming annual meeting, we intend to withdraw our nomination of Joshua E. Schechter and seek the election of our remaining candidates James C. Pappas and John B. Morlock, both of whom have significant experience in the restaurant industry, in opposition to Messrs. Alperin and Friedman.

1 Does not include recent purchases made by Leucadia National Corporation, a multi-billion dollar holding company of which director Brian P. Friedman serves as President and a director.

While we remain open to a collaborative process regarding Board composition, we are fully prepared to see this through to a vote at the upcoming annual meeting, if necessary, to ensure that stockholders have the opportunity to vote for the most highly qualified candidates to represent their interests.

We look forward to your prompt response.

Sincerely,

James C. Pappas

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2017 annual meeting of stockholders of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”).

JCP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the solicitation are JCP Investment Partnership, LP (“JCP Partnership”), JCP Single-Asset Partnership, LP (“JCP Single-Asset”), JCP Investment Partners, LP (“JCP Partners”), JCP Investment Holdings, LLC (“JCP Holdings”), JCP Investment Management, LLC (“JCP Management”), James C. Pappas, BLR Partners LP (“BLR Partners”), BLRPart, LP (“BLRPart GP”), BLRGP Inc. (“BLRGP”), Fondren Management, LP (“Fondren Management”), FMLP Inc. (“FMLP”), Bradley L. Radoff, Bandera Master Fund L.P. (“Bandera Master Fund”), Bandera Partners LLC (“Bandera Partners”), Gregory Bylinsky, Jefferson Gramm, Lake Trail Managed Investments LLC (“Lake Trail Fund”), Lake Trail Capital LP (“Lake Trail Capital”), Lake Trail Capital GP LLC (“Lake Trail GP”), Thomas W. Purcell, Jr., Joshua E. Schechter, John B. Morlock and Alan Vituli.

As of the date hereof, JCP Partnership beneficially owned 470,762 shares of common stock, $0.01 par value per share (“Common Stock”). As of the date hereof, JCP Single-Asset beneficially owned 234,846 shares of Common Stock. JCP Partners, as the general partner of each of JCP Partnership and JCP Single-Asset, may be deemed the beneficial owner of the 705,608 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset. JCP Holdings, as the general partner of JCP Partners, may be deemed the beneficial owner of the 705,608 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset. JCP Management, as the investment manager of each of JCP Partnership and JCP Single-Asset, may be deemed the beneficial owner of the 705,608 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset. Mr. Pappas, as the managing member of JCP Management and sole member of JCP Holdings, may be deemed the beneficial owner of the 705,608 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset. As of the date hereof, BLR Partners beneficially owned 615,000 shares of Common Stock. BLRPart GP, as the general partner of BLR Partners, may be deemed the beneficial owner of the 615,000 shares owned by BLR Partners. BLRGP, as the general partner of BLRPart GP, may be deemed the beneficial owner of the 615,000 shares owned by BLR Partners. Fondren Management, as the investment manager of BLR Partners, may be deemed the beneficial owner of the 615,000 shares owned by BLR Partners. FMLP, as the general partner of Fondren Management, may be deemed the beneficial owner of the 615,000 shares owned by BLR Partners. Mr. Radoff, as the sole shareholder and sole director of each of BLRGP and FMLP, may be deemed the beneficial owner of the 615,000 shares owned by BLR Partners. As of the date hereof, Bandera Master Fund beneficially owned 397,239 shares of Common Stock. Bandera Partners, as the investment manager of Bandera Master Fund, may be deemed the beneficial owner of the 397,239 shares of Common Stock owned by Bandera Master Fund. Each of Messrs. Bylinsky and Gramm, as the Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners, may be deemed the beneficial owner of the 397,239 shares of Common Stock owned by Bandera Master Fund. As of the date hereof, Lake Trail Fund beneficially owned 600,000 shares of Common Stock. Lake Trail Capital, as the Manager and Investment Manager of Lake Trail Fund, may be deemed the beneficial owner of the 600,000 shares of Common Stock owned by Lake Trail Fund. Lake Trail GP, as the general partner of Lake Trail Capital, may be deemed the beneficial owner of the 600,000 shares of Common Stock owned by Lake Trail Fund. Mr. Purcell, as the sole member of Lake Trail GP, may be deemed the beneficial owner of the 600,000 shares of Common Stock owned by Lake Trail Fund. As of the date hereof, Mr. Schechter beneficially owned 19,400 shares of Common Stock, including 1,700 shares of Common Stock directly owned by his spouse. As of the date hereof, Messrs. Morlock and Vituli did not beneficially own any Common Stock.

Investor Contact:

James C. Pappas

JCP Investment Management, LLC

(713) 333-5540